UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2014

ORBITZ WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 15, 2014 (the “Second Amendment Effective Date”) Orbitz Worldwide, Inc. (“Orbitz Worldwide”) entered into an amendment (the “Amendment”) to its senior secured credit agreement dated March 25, 2013, as amended on May 24, 2013 (the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), by and among Orbitz Worldwide, the institutions party thereto as lenders, Credit Suisse AG, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and the other agents and letter of credit issuers party thereto.

The Amendment provides for (i) refinancing term loans in an aggregate principal amount of $450,000,000 (the “Refinancing Term Loans”), and (ii) a revolving credit facility in an aggregate amount of $80,000,000 (the “Revolving Credit Facility”). Proceeds from the Refinancing Term Loans will be used to repay all outstanding Term Loans under the Existing Credit Agreement (and defined therein) in their entirety, to pay fees and expenses incurred in connection with the Amendment, and for general corporate purposes. The Revolving Credit Commitments under the Existing Credit Agreement (and defined therein) will be terminated and replaced by revolving credit commitments provided for in the Amendment. The Revolving Credit Facility can be used for revolving loans and issuing letters of credit.

The Refinancing Term Loans amortize 0.25% quarterly, beginning June 30, 2014, and have a maturity date of April 15, 2021, which constitutes an extension by more than two years of the weighted average life to maturity of Orbitz Worldwide’s term loan exposure vis-à-vis the Term Loans under the Existing Credit Agreement. The Revolving Credit Facility terminates on April 15, 2019, which is approximately one and one-half years after the termination of the Revolving Credit Commitments under the Existing Credit Agreement. The entire amount of any outstanding loans will be due and letters of credit terminated on the applicable maturity date.

Interest on the Refinancing Term Loans will accrue, at Orbitz Worldwide’s option, at the Eurocurrency Rate (as defined in the Amended Credit Agreement as adjusted LIBOR, but with a floor of 1.0%) plus 3.50% per annum or at the Base Rate (as defined in the Amended Credit Agreement) plus 2.50%, which in each case constitutes a reduction from the weighted average interest rate applicable to the Term Loans under the Existing Credit Agreement. Interest on revolving loans will accrue, at Orbitz Worldwide’s option, at the Eurocurrency Rate (without a floor) plus 3.00% or at the Base Rate plus 2.00%, which in each case constitutes a reduction from the corresponding interest rate applicable to the Revolving Credit Loans under the Existing Credit Agreement (and as defined therein).

The Refinancing Term Loans are subject to repricing protection of 1% for six months following the Second Amendment Effective Date.

In addition, the Amendment (i) eliminates the interest coverage ratio financial maintenance covenant, (ii) increases the maximum first lien leverage ratio permitted under the first lien leverage ratio financial maintenance covenant to 5.00:1.00, (iii) permits incremental term loans and revolving commitments under the Amended Credit Agreement (in addition to the $150,000,000 permitted under the Existing Credit Agreement), subject to pro forma compliance with a first lien leverage ratio of 3.25:1.00, (iv) increases from $25,000,000 to $50,000,000 the amount of additional revolving credit commitments permitted under the Amended Credit Agreement and (v) increases certain basket exceptions under, and adds certain additional exceptions under, certain negative covenants in the Amended Credit Agreement.

The foregoing is a summary of the material terms and conditions of the Amendment and is qualified in its entirety by reference to the Refinancing Term Loan Amendment No. 2 and Replacement Revolving Credit Facility Amendment No. 1 to the Credit Agreement, as amended, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2014.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

99.1    Press Release, dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.
Dated: April 16, 2014	By:	/s/ James F. Rogers
		Name:	James F. Rogers
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 16, 2014